EXHIBIT (2)(c)


                  STATE STREET RESEARCH MASTER INVESTMENT TRUST

                         Amendment No. 2 to the By-Laws

         Section 6.1 of Article 6 of the By-Laws of State Street Research Master Investment Trust is hereby amended in its entirety to read as follows:

                  "6.1 General. The fiscal year of the Trust or any Sub-Trust shall be fixed by resolution of the Trustees. The Trust and any Sub-Trusts may have different fiscal years."

         This amendment is adopted pursuant to authorization by Trustees on May 3, 2000.

Effective as of:                            By:________________________________
                                               Darman A. Wing
                                               Assistant Secretary
________________________________